Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
November 2, 2023

Southern Company reports third-quarter 2023 earnings

ATLANTA – Southern Company today reported third-quarter earnings of $1.4 billion, or $1.30 per share, in 2023 compared with earnings of $1.5 billion, or $1.36 per share, in the third quarter of 2022. For the nine months ended September 30, 2023, Southern Company reported earnings of $3.1 billion, or $2.86 per share, compared with $3.6 billion, or $3.38 per share, for the same period in 2022.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $1.5 billion, or $1.42 per share, during the third quarter of 2023, compared with $1.4 billion, or $1.31 per share, during the third quarter of 2022. For the nine months ended September 30, 2023, excluding these items, Southern Company earned $3.3 billion, or $3.01 per share, compared with $3.6 billion, or $3.35 per share, for the same period in 2022.

Non-GAAP Financial Measures	Three Months Ended September		Year-to-Date September
Net Income - Excluding Items (in millions)	2023	2022	2023	2022
Net Income - As Reported	$1,422	$1,472	$3,121	$3,611
Less:
Estimated Loss on Plants Under Construction	(166)	62	(171)	7
Tax Impact	42	(16)	43	(2)
Acquisition and Disposition Impacts	(2)	14	(2)	19
Tax Impact	1	—	1	(2)
Loss on Extinguishment of Debt	—	—	(5)	—
Tax Impact	—	—	1	—
Estimated Loss on Qualifying Infrastructure Plant	—	—	(38)	—
Tax Impact	—	—	10	—
Net Income - Excluding Items	$1,547	$1,412	$3,282	$3,589
Average Shares Outstanding - (in millions)	1,092	1,082	1,092	1,070
Basic Earnings Per Share - Excluding Items	$1.42	$1.31	$3.01	$3.35

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the third quarter 2023, as compared with the same period in 2022, were warmer than normal weather at the company’s regulated electric utilities, changes in rates and pricing, and lower income taxes and non-fuel operations and maintenance costs, partially offset by increased depreciation and amortization.

Third-quarter 2023 operating revenues were $7.0 billion, compared with $8.4 billion for the third quarter of 2022, a decrease of 16.7 percent. For the nine months ended September 30, 2023, operating revenues were $19.2 billion, compared with $22.2 billion for the corresponding period in 2022, a decrease of 13.6 percent. These decreases were primarily due to lower fuel costs in 2023.

“Our premier state-regulated electric and gas utilities continued to perform well during the third quarter, and Southern Power made strategic additions to its portfolio of renewable generation assets,” said President and CEO Christopher C. Womack.

“It is also significant to note that the accelerated economic development we have seen in the Southeast over the last couple of years has contributed to a projected growth in electricity usage that is significantly larger than historic levels,” added Womack. “For example, Georgia Power has filed an updated Integrated Resource Plan with the Georgia Public Service Commission, proposing additional investment in our region’s energy future to provide energy solutions that are expected to benefit Georgia customers and communities for generations to come.”

Southern Company’s third-quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Womack and Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy provider serving 9 million customers across the Southeast and beyond through its family of companies. Providing clean, safe, reliable and affordable energy with excellent service is our mission. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy distribution company with national capabilities, a fiber optics network and telecommunications services. Through an industry-leading commitment to innovation, resilience and sustainability, we are taking action to meet customers’ and communities’ needs while advancing our goal of net zero greenhouse gas emissions by 2050. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and are the key to our sustained success. We are transforming energy into economic, environmental and social progress for tomorrow. Our corporate culture and hiring practices have earned the company national awards and recognition from numerous organizations, including Forbes, The Military Times, DiversityInc, Black Enterprise, J.D. Power, Fortune, Human Rights Campaign and more. To learn more, visit www.southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements:
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, projected growth in electricity usage and expected benefits of Georgia Power’s updated Integrated Resource Plan. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of

Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes, including tax, environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; the extent and timing of costs and legal requirements related to coal combustion residuals; current and future litigation or regulatory investigations, proceedings, or inquiries; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company's subsidiaries operate, including from the development and deployment of alternative energy sources; variations in demand for electricity and natural gas; available sources and costs of natural gas and other fuels and commodities; the ability to complete necessary or desirable pipeline expansion or infrastructure projects, limits on pipeline capacity, public and policymaker support for such projects, and operational interruptions to natural gas distribution and transmission activities; transmission constraints; the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities or other projects; legal proceedings and regulatory approvals and actions related to past and ongoing construction projects; the ability to construct facilities in accordance with the requirements of permits and licenses (including satisfaction of U.S. Nuclear Regulatory Commission requirements), to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; advances in technology, including the pace and extent of development of low- to no-carbon energy and battery energy storage technologies and negative carbon concepts; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to return on equity, equity ratios, additional generating capacity, and fuel and other cost recovery mechanisms; the ability to successfully operate the electric utilities' generation, transmission, and distribution facilities and the successful performance of necessary corporate functions; the inherent risks involved in operating and constructing nuclear generating facilities; the inherent risks involved in transporting and storing natural gas; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system's business resulting from cyber intrusion or physical attack and the threat of cyber and physical attacks; global and U.S. economic conditions, including impacts from recession, inflation, interest rate fluctuations and financial market conditions, and the results of financing efforts; access to capital markets and other financing sources; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events, political unrest, wars or other similar occurrences; the potential effects of COVID-19; and the direct or indirect effects on the Southern Company system's business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure, or operation of generating or storage resources. Southern Company expressly disclaims any obligation to update any forward-looking information.

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